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                                                                     EXHIBIT 2.1

TRANSLATION FROM FRENCH FOR INFORMATION ONLY

                            SHARE PURCHASE AGREEMENT
                             DATED DECEMBER 3, 2001


AMONG THE UNDERSIGNED

Mr. Francois Lafon, an individual born in Paris on October 27, 1944, residing at 41, avenue Foch - 75116 Paris, France

Ms. Andree Carpentier, widow (VEUVE) of Mr. Louis Lafon, an individual born in Hanoi (Vietnam) on April 15, 1918, residing at 5, rue de l'Alboni - 75016 Paris, France hereinafter together called the "Sellers"

                                                                ON THE ONE HAND,

AND

Cephalon , Inc. , an American company organized in the State of Delaware, with its principal place of business located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380, United States, herein represented by Mr. Frank Baldino, Jr., Ph.D., Chairman and Chief Executive Officer, thereunto duly authorized by a resolution of Cephalon's Board of Directors, dated 1st November 2001, a copy of which is attached hereto as SCHEDULE A hereinafter called the "Purchaser"

                                                               ON THE OTHER HAND

                                         Hereinafter together called the Parties
                                                       and individually a Party.


WHEREAS

A. Financiere Lafon (hereinafter called the "Company") is a corporation (SOCIETE ANONYME) with its registered office located at 12 rue Clement Marot - 75008 Paris and which is registered with the Registry of Commerce and Companies (REGISTRE DU COMMERCE ET DES SOCIETES) of Paris under number 340 102 391.

B. The share capital of the Company is forty thousand euros ([EURO] 40,000) divided into two thousand five hundred (2,500) shares, par value sixteen euros ([EURO] 16) per share (hereinafter


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         called the "Financiere Lafon Shares"). On the date of this Agreement
         (hereinafter called this "Agreement"), the Sellers own 2,495 Financiere Lafon Shares in the proportions set out in SCHEDULE B to this Agreement.

C.       The Company is a holding company.

D. Organisation de Synthese Mondiale Orsymonde (hereinafter called "Orsymonde") is a corporation (SOCIETE ANONYME) with its registered office located at 12 rue Clement Marot - 75008 Paris and which is registered with the Registry of Commerce and Companies (REGISTRE DU COMMERCE ET DES SOCIETES) of Paris under number 582 079 711.

E. The share capital of Orsymonde is one million eight hundred thirty six thousand euros ([EURO] 1,836,000) divided into twelve thousand (12,000) shares, par value one hundred and fifty three euros ([EURO] 153) per share (hereinafter called the "Orsymonde Shares"). On the date of this Agreement, the Sellers own 2,553 Orsymonde shares in the proportions set out in SCHEDULE E to this Agreement.

F. The Company directly and indirectly owns the subsidiaries in France and abroad, including Orsymonde (hereinafter called the "Subsidiaries") a description of which, including the percentage of the share capital of the Subsidiaries directly and indirectly held by the Company and/or the Subsidiaries, is set out SCHEDULE F to this Agreement (the Company and the Subsidiaries are hereinafter together called the "Companies").

G. The business of the Subsidiaries consists mainly of the manufacture, purchase, and sale of chemical and pharmaceutical products.

H. The business of the Purchaser's group consists of the manufacture, purchase, and sale of pharmaceutical products, including, in particular, a product covered by a license granted by one of the Subsidiaries, the French corporation (SOCIETE ANONYME) Laboratoire L. Lafon.

I. Prior to the date of this Agreement, (i) the Companies have delivered to the Purchaser their accounts (balance sheet, income statement and notes to the accounts (including, for the French companies, off-balance sheet commitments )) as of December 31, 1998, December 31, 1999, and December 31, 2000 (hereinafter together called the "1998, 1999, and 2000 Company Accounts"), and (ii) the Company has delivered to the Purchaser its consolidated accounts (balance sheet, income statement and notes to the accounts (including off-balance sheet commitments)) as of December 31, 1998, December 31, 1999, and December 31, 2000 (hereinafter called the "1998, 1999, and 2000 Consolidated Accounts").

J. The Company has made available to the Purchaser the following documents on the dates hereinbelow set forth:


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         -        on November 6, 2001, the working papers supporting preparation of the 1998, 1999, and 2000 Company Accounts;

         - on November 13, 2001, the working papers supporting preparation of the Interim Accounts, as defined hereinafter;

         - on November 15, 2001, the working papers supporting preparation of the 1998, 1999, and 2000 Consolidated Accounts;

         - on November 15, 2001, the interim accounts (balance sheet, income statement and notes to the accounts, including off-balance sheet items and cash flow statements) of the Company for the periods from January 1 to September 30, 2000 (hereinafter called the "2000 Interim Accounts"), and from January 1 to September 30, 2001 (hereinafter called the "2001 Interim Accounts") (the 2000 Interim Accounts and the 2001 Interim Accounts are hereinafter together called the "Interim Accounts"), prepared by the Company with the assistance of an accounting firm agreed by the Parties, using the same methods as those applied for the preparation of the 1998, 1999, and 2000 Consolidated Accounts, such methods to be in accordance with the accounting principles issued in the NOUVEAU PLAN COMPTABLE FRANCAIS ["New French Accounting Methods"] and consistent with the recommendations of the ORDRE DES EXPERTS COMPTABLES FRANCAIS [French Professional Accountants' Council] and the CONSEIL NATIONAL DE LA COMPTABILITE [French National Accounting Standards Board];

         - on the day hereof, the 1998, 1999, and 2000 Consolidated Accounts prepared by the Company with the assistance of an accounting firm agreed by the Parties in accordance with accounting principles generally accepted in France and including disclosures relating to the reconciliation between French generally accepted accounting principles and US generally accepted accounting principles, I.E., (i) balance sheet, income statement, cash flow statements and statements of changes in shareholders' equity, such items complying with French accounting principles, and presented according to an American format, (ii) notes to the accounts prepared in accordance with French generally accepted accounting principles, (iii) reconciliation statements of net financial condition and net income in accordance with French generally accepted accounting principles showing the adjustments required for conversion into U.S. generally accepted accounting principles, (iv) statements of comprehensive income, prepared in accordance with generally accepted accounting principles in the United States (hereinafter called the "1998, 1999, and 2000 US GAAP Consolidated Accounts").

K. The Sellers have agreed to deliver to the firm of PriceWaterhouseCoopers (hereinafter called "PWC"), no later than December 10, 2001, the Interim Accounts prepared by the Company with the assistance of an accounting firm agreed by the Parties in accordance with French generally accepted accounting principles and including additional disclosures relating to the reconciliation between French generally accepted accounting principles and


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         U.S. generally accepted accounting principles, I.E., (i) balance sheet, income statement, cash flow statements, and statements of changes in shareholders' equity, such items complying with French accounting principles, and presented in according to an American format, (ii) notes to the accounts presented in accordance with French generally accepted accounting principles, (iii) reconciliation statements of net financial condition and net income in accordance with French generally accepted accounting principles showing the adjustments required for conversion into U.S. generally accepted accounting principles, (iv) statements of comprehensive income, prepared in accordance with generally accepted accounting principles in the United States (hereinafter called the "US GAAP Interim Accounts").

L. With the Sellers' agreement, the Purchaser has appointed PWC (i) to audit the 1998, 1999, and 2001 US GAAP Consolidated Accounts and (ii) to perform a review of the US GAAP Interim Accounts, in accordance with generally accepted auditing and review standards in the United States, as well as the applicable rules and regulations of the U.S. Securities and Exchange Commission (Regulation S-X).

M. The Sellers wish to sell and the Purchaser wishes to purchase (i) 2,560 Orsymonde Shares from Mr. Francois Lafon, and (ii) 1,260 Financiere Lafon Shares from Mr. Francois Lafon and 1,240 Financiere Lafon Shares from Ms. Andree Lafon , I.E., all of the Financiere Lafon Shares. The 2,560 Orsymonde Shares and the Financiere Lafon Shares are hereinafter collectively referred to as the "Shares").

N.       The Purchaser has indicated to the Sellers:

         - that it has available to it cash-flow in the amount of three hundred million U.S. dollars ($ 300,000,000); and

         - that it was in advanced negotiations to obtain, on a timely basis, an additional one hundred fifty million U.S. dollars ($ 150,000,000), representing the balance of the Price (as defined in Article 2 hereinbelow). The Purchaser has delivered to the Sellers, prior to the date of this Agreement, a comfort letter (lettre de confort) issued by Credit Suisse First Boston (Cayman Islands Branch) pursuant to which such financial institution has confirmed that a bridge loan (financement relais) of one hundred million U.S. dollars ($ 100,000,000) is available, if the Purchaser is unable to raise the above-described additional funds by the Closing Date (as set forth in Article 4 hereinbelow)

O. Attached as Schedule O to this Agreement are documents provided by PWC (two letters dated December 2, 2001, and a letter dated November 9, 2001) in which such firm advises the Purchaser of the progress of its work as of the date of this Agreement, as set forth in paragraph L hereinabove, and the date for delivery of its opinions, as set forth in
         Article 4(f)(i) and (ii) hereinbelow. It is understood and agreed, to the extent necessary, that all of the Company's obligations in connection with the above-described letter have been undertaken only for purposes PWC's assignment in connection with such letter.


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NOW, THEREFORE, THE PARTIES HAVE AGREED TO THE FOLLOWING:

1.       SALE AND PURCHASE

(a) On the Closing Date, subject to the terms and conditions set forth hereafter, the Sellers shall sell and the Purchaser shall purchase all, but not part only, of the Financiere Lafon Shares and at least 2,556 Orsymonde Shares, together with all rights now or hereafter attached thereto, in accordance with the terms and conditions of this Agreement.

(b) Each Seller agrees to cause the other Seller to sell his/her Financiere Lafon Shares and, as regards Mr. Francois Lafon, his Orsymonde Shares, their obligations being joint and several.

(c) On the Closing Date the Sellers shall have used their best efforts to ensure that:

         (i) Mr. Francois Lafon owns the four (4) Orsymonde Shares presently owned by the individuals listed in Schedule1(c) to this Agreement (hereinafter called the "Orsymonde Minority Shares"), so that they can be sold by Mr. Francois Lafon to the Purchaser on the Closing Date, and

         (ii) the three (3) shares of Laboratoire L Lafon, presently owned by the individual whose name is shown in SCHEDULE 1(C) of this Agreement (hereinafter called the "Laboratoire L. Lafon Minority Shares") be owned by Orsymonde or Mr. Francois Lafon on the Closing Date, in which case he agrees to sell them to the Purchaser for their par value on such Closing Date, it being understood that the price at which Orsymonde acquires the Laboratoire L. Lafon Minority Shares shall not exceed their par value for each such share.

         (the Orsymonde Minority Shares and the Laboratoire L. Lafon Minority Shares are hereinafter together called the "Minority Shares" and individually a "Minority Share").

2.       PRICE

(a) The total price for the Shares (hereinafter called the "Price") shall be four hundred fifty million US dollars ($450,000,000).

(b)      The total Price shall be divided between the Sellers as follows:

         (i) two hundred seventy-four million four hundred sixteen thousand U.S. dollars ($274,416,000) to Mr. Francois Lafon, divided as follows:

                  - one hundred seventy-eight million four hundred sixteen thousand U.S. dollars ($178,416,000) for his 1,260 Financiere Lafon Shares;


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                  -        ninety-six million U.S. dollars ($96,000,000) for his
                           2,650 Orsymonde Shares; and

         (ii) one hundred seventy-five million five hundred eighty-four thousand U.S. dollars ($175,584,000) to Ms. Andree Lafon, for her 1,240 Financiere Lafon Shares.

(c) On the Closing Date the part of the Price paid to Mr. Francois Lafon shall be reduced by thirty-seven thousand five hundred US dollars (US$37,500) per Minority Share not sold to the Purchaser or not owned by Orsymonde (as the case may be) as provided in Article 1(c) hereof on the Closing Date.

(d) If, on the Closing Date, the Minority Shares are not sold to the Purchaser or are not owned by Orsymonde (as the case may be) as provided in Article 1(c) hereof, Mr. Francois Lafon shall continue to use his best efforts (by negotiating for a period of eighteen months from the Closing Date) to make possible the sale of the Minority Shares to the Purchaser, or any Associated Company (as defined in Article 7(a) hereinbelow), for a maximum price per share of thirty-seven thousand five hundred U.S. dollars ($37,500). All expenses relating to such negotiation shall remain Mr. Francois Lafon's responsibility exclusively.

         If, between the Closing Date and the end of the above-described eighteen month period, the Purchaser, or any Associated Company, should acquire, or cause to be acquired, one or more of the Minority Shares at a price per share which is less than the one hereinabove provided, I.E., thirty-seven thousand five hundred U.S. dollars ($37,500), the Purchaser, within eight (8) business days following such acquisition, shall pay to Mr. Francois Lafon any such difference.

         To the extent the owners of the Minority Shares are willing to sell them during the above-described eighteen month period, the Purchaser hereby agrees as of the date hereof, both on its own behalf and on behalf of any Associated Company, to acquire, or cause to be acquired, any Minority Share for a maximum price per share of thirty-seven thousand five hundred U.S. dollars ($37,500).

         To make it possible for the Sellers to ensure the completion of such an acquisition, the Purchaser agrees, both on its own behalf and on behalf of the Companies:

         - to deliver immediately a copy of any legal act or document evidencing the acquisition of Minority Shares, together with a certificate from the Purchaser certifying the price paid for such acquisition as well as a copy certified true and correct of the legal act, document, or form relating thereto, recorded with the tax office having jurisdiction thereover;

         - to allow the Sellers (or their advisors), upon request, to review the share transfer and shareholder records of Orsymonde and/or Laboratoire L. Lafon.


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(e)      If, at the end of the above-described eighteen month period, all of the
         Minority Shares have not been sold to the Purchaser or any Associated Company for a maximum price per share of thirty-seven five hundred U.S. dollars ($37,500):

         - the amount of thirty-seven thousand five hundred U.S. dollars ($37,500) described in paragraph (c) hereinabove, per non-transferred Minority Share, shall remain finally with the Purchaser; and

         - the Sellers agree to pay a new amount equal to thirty-seven thousand five hundred U.S. dollars ($37,500) per non-transferred Minority Share to the Purchaser as a penalty, to be charged against the Escrowed Amount (as defined in paragraph (f) hereinbelow).

(f) On the Closing Date the Purchaser shall pay into an escrow account established with OBC Odier Bungener Courvoisier Bank (hereinafter called "OBC") a part of the Price due Ms. Andree Lafon, I.E., an amount of forty five million U.S. Dollars ($45,000,000) in cash (hereinafter called the "Escrowed Amount"). The Escrowed Amount shall secure the payment by each of the Sellers of all amounts which may be due to the Purchaser under this Agreement or the indemnification clause of the Representations and Warranty Agreement of even date herewith (hereinafter called the "Representations and Warranties Agreement"). Such escrow shall be created pursuant to an Escrow Agreement (hereinafter called the "Escrow Agreement") which shall be made with the above-described banking firm in substantially the form annexed hereto as SCHEDULE 2(F). Even though the Escrowed Amount is being paid with respect to the portion of the price to which Ms. Andree Lafon is entitled, the Sellers expressly acknowledge that there shall be no limitation on the Purchaser's right to demand from Mr. Francois Lafon the payment due by him and secured by the Escrowed Amount.

3.       CONDITION PRECEDENT

         (a) The obligations of the Parties under this Agreement are subject to the satisfaction of the condition precedent of obtaining any necessary authorization, express or implied, required from French, European, or American governmental authorities, including the clearance of the antitrust authorities, if such clearance is necessary. Unless waived by the Parties, if this condition precedent is not met by December 24, 2001, at the latest, this Agreement shall be null and void, without any obligation to pay any indemnity by any Party to the others.

         (b) In addition the Purchaser shall have the right to terminate this Agreement, if it does not obtain, by December 24, 2001, at the latest, the financing in the amount of one hundred fifty million dollars ($150,000,000) described in paragraph N of the preamble. However, notwithstanding any clause to the contrary, and as an essential and determining condition of the Sellers' agreement, if the Purchaser exercises its right to terminate this Agreement, , the Purchaser shall pay to the Sellers, no later


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                  than December 31, 2001, the amount of five million U.S.
                  dollars ($5,000,000) in compensation, among other things, for freezing their Shares and the resulting inability to sell such Shares to a third party from the date of this Agreement. It is specifically provided hereby, for the sake of good order, that the payment of such amount by the Purchaser will constitute final and complete indemnification of the Sellers and will be the only indemnification to which the Sellers shall be entitled for, among other things, reimbursement of any expenses of any kind they may have incurred for the negotiation, signature and performance of this Agreement, in particular the indemnification set forth in Article 4(h) of this Agreement.

(c) Each of the Parties agrees to take the necessary steps in a timely manner to ensure that the foregoing conditions precedent are promptly met.

4.       CLOSING

(a) The Closing, defined as the performance by the Sellers and the Purchaser of their obligations set forth in this Article, shall take place at the offices of Dechert in Paris on December 28, 2001, (hereinafter called the "Closing Date"), subject to meeting (or waiver, as the case may be of) the condition precedent set forth in Article 3(a) hereinabove.

(b) On the Closing Date, subject to the proper performance of the Purchaser's obligations set forth in paragraphs (d) and (e) hereinbelow, the Sellers shall deliver to the Purchaser the following documents:

         (i) share transfer forms (ORDRES DE MOUVEMENT) relating to the Shares (subject to the Orsymonde Minority Shares as set forth in Articles 1 and 2 hereinabove) duly executed in favor of the Purchaser, or any other person designated thereby pursuant to
                  Article 7(c) hereof, together with two signed copies of the simplified share purchase agreement (hereinafter called the "Simplified Agreement") relating to the sale of the Shares (subject to the Orsymonde Minority Shares), made on the Closing Date between the Sellers and the Purchaser (or any person designated thereby) for purposes of recording with the French tax authorities;

         (ii) a certified copy of the resolutions of the board of directors of the Company approving the Purchaser (or any other person that the Purchaser may substitute for it pursuant to Article 7(c) hereof) as a shareholder of the Company and, for the purpose of serving as director, any other person or company designated by it shown in the list attached to this Agreement as SCHEDULE (B)(II);

         (iii) the shareholders' accounts of the Company and of Orsymonde together with the Share Transfer Registers in both cases up to date, to record the transfers made pursuant to the share transfer forms referred to in Article 4(b)(i) hereof;


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         (iv)     the minute books of board and shareholders' meetings of the
                  Company and of Orsymonde in both cases up to date together with the attendance book in respect of board meetings and the relevant attendance sheets and proxies in respect of shareholders' meetings, and all corporate documents relating to the Companies that are not kept at the Company's and Orsymonde's registered offices, including the resolutions adopted at the shareholders' meetings of the Company and Orsymonde ratifying the capital increases which took place on May 3, 2001;

         (v) unconditional letters of resignation of any of the Directors (ADMINISTRATEURS) and Officers (MANDATAIRES SOCIAUX) (also acting as officers - responsible pharmacists, if applicable), the list of whom is attached to this Agreement as SCHEDULE 4(B)(V);

         (vi) if possible, unconditional letters of resignation of the Statutory Auditors (COMMISSAIRES AUX COMPTES) of the Companies and their alternates, the list of whom is attached to this Agreement as SCHEDULE 4(B)(VI);

         (vii) a certificate signed by all the Sellers confirming the accuracy on the Closing Date of the Representations and Warranties contained in the Representations and Warranties Agreement, subject to (1) the Exceptions (as such term is defined in Article 3.10 of the Representations and Warranties Agreement) including those affecting materially and negatively the business and/or financial condition of the Companies, (2) matters not affecting materially and adversely the business and/or financial condition of the Companies, (3) economic and/or financial matters of general applicability, including those materially and adversely affecting the Companies' business and/or financial condition, or (4) events under the control of any company of the Cephalon group, including those affecting materially and adversely the Companies' business and/or financial condition, which may occur between the date of this Agreement and the Closing Date. Between the signature of this Agreement and the Closing Date, the Sellers shall promptly advise the Purchaser of any event (excluding general economic and/or financial events) materially and adversely affecting the business and/or financial condition of the Companies. It is expressly understood and agreed that the certificate required hereunder may be provided only if the Sellers believe, in good faith after making due inquiries, that it is true and correct;

         (viii) a certificate signed by the Sellers confirming that there has not been, between the date of this Agreement and the Closing Date, any event having a material and adverse effect on the Companies' business and/or financial condition, subject to (1) the Exceptions (as such term is defined in Article 3.10 of the Representations and Warranties Agreement), including those affecting materially and adversely the business and/or financial condition of the Companies, (2) economic and/or financial matters of general applicability,


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                  including those materially and adversely affecting the
                  Companies' business and/or financial condition, or (3) events under the control of any company of the Cephalon group, including those having a material adverse effect on the Companies' business and/or financial condition, which may occur between the date of this Agreement and the Closing Date. It is expressly understood and agreed that the certificate required hereunder may be provided only if the Sellers believe, in good faith after making due inquiries, that it is true and correct;

         (ix)     the Escrow Agreement duly signed;

         (x) a certified excerpt from the minutes of the meeting of the workers' committee of Laboratoire L. Lafon certifying that it was duly consulted and informed concerning the planned sale of the Shares prior to the signature of this Agreement;

         (xi) certificates issued, respectively, by Bank OBC, Baxter, and Laboratoires Maphar, each indicating that the signatory thereof has been informed of the proposed change of control in favor of the Purchaser, and that it will not exercise its rights, as far as OBC may be concerned, under the acceleration clauses and, as far as Baxter and Maphar may be concerned, the termination clauses provided in the agreements listed in
                  SCHEDULE 4(B)(XI) hereof;

         (xii) a certificate or certificates signed, respectively, by BNP and Natexis stating that the loan taken out by Laboratoire L. Lafon on 26 June 1992 in the amount of FRF 42,000,000 has been repaid in full at the Closing Date, and that Laboratoire L. Lafon has met its obligations under such loan agreement;

         (xiii) a certificate signed by Natexis Bail stating that the signatory thereof has been advised that Laboratoire L. Lafon has entered into the loans listed in SCHEDULE 4 (b)(xiii) hereof and that it will not, as a result thereof, exercise its rights under the termination clause provided in the agreement listed in SCHEDULE 4(b)(xiii) to the Agreement;

         (xiv) a firm offer by which Ms. Andree Lafon undertakes to sell the land and rights relating thereto (including the vacation facility) located in Marseillan to Laboratoire L. Lafon;

         (xv) a transfer deed by which the ownership of the trademarks Idrocol, Troizel and Troisel 3L is transferred by Ms. Andree Lafon to Laboratoire L. Lafon;

(c) The Sellers shall cause to be held, prior to or on the Closing Date (at their convenience and as required by applicable law), any required board and/or shareholders' meetings of the Companies to effect the appointment of such persons as the Purchaser may designate as Directors (ADMINISTRATEURS), Officers (MANDATAIRES SOCIAUX), and Statutory Auditors


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         (COMMISSAIRES AUX COMPTES) of the Companies, the list of whom is attached to this Agreement as SCHEDULE 4(C).

(d) On the Closing Date, subject to the due performance by the Sellers of their obligations set forth hereinabove, the Purchaser shall pay:

         (i) to each of the Sellers by bank transfer to the bank accounts for which information shall have been provided eight (8) days prior to the Closing Date, its part of the Price reduced by
                  (a) for Ms. Andree Lafon, the Escrowed Amount and (b) for Mr. Francois Lafon, thirty-seven thousand five hundred U.S. dollars ($37,500) per Minority Share not transferred on the Closing Date, and each Seller shall give to the Purchaser a receipt for that part of the Price received by him/her;

         (ii) to the escrow account, the Escrowed Amount as provided in the Escrow Agreement.

(e) On the Closing Date, subject to the due performance by the Sellers of their obligations set forth hereinabove, the Purchaser shall deliver to the Sellers:

         (i) a certificate confirming, as of the Closing Date, the accuracy of the Beneficiary's Representations and Warranties set forth in the Representations and Warranties Agreement;

         (ii)     two signed copies of the Simplified Agreement;

         (iii)    a duly signed copy of the Escrow Agreement.

(f) On the Closing Date PWC, acting at the Purchaser's request, will deliver to the Purchaser and the Sellers:

         (i) an opinion in which, pursuant to its audit assignment performed at the Purchaser's request and covering the 1998, 1999, and 2000 US GAAP Consolidated Accounts and prepared in compliance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (Regulation S-X) and conducted in accordance with United States generally accepted auditing standards, in which it certifies without qualification such 1998, 1999, and 2000 US GAAP Consolidated Accounts, in compliance with applicable rules and regulations of the U.S. Securities and Exchange Commission (Regulation S-X) and in accordance with United States generally accepted auditing standards;

         (ii) an opinion in which, pursuant to its review assignment performed at the Purchaser's request and covering the US GAAP Interim Accounts prepared in compliance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (Regulation S-X) and conducted in accordance with United States generally accepted auditing standards, it gives an unqualified review report on the 2001 US GAAP Interim Accounts in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (Regulation S-X) and generally accepted auditing standards in the United States.

         The Sellers agree, on their own behalf and on the Company's behalf, to continue to co-operate fully with PWC in connection with its assignments of auditing the 1998, 1999, and 2000 US GAAP Consolidated Accounts and reviewing the 2001 US GAAP Interim Accounts. Thus, the Sellers shall cause PWC to continue to have access, until the Closing Date, to the offices, records, and personnel of the Companies so as to allow PWC to perform its audit and review assignments.

         The Purchaser agrees to pay the fees of PWC within the time period agreed with it and not to impede PWC's performance of its review work and to co-operate fully with PWC, so that it is able to complete its audit and review assignments within the agreed time periods, I.E., prior to the Closing Date.

         It is expressly understood and agreed by the Parties that the failure of PWC to deliver one or more of the opinions described in paragraphs
         (i) and (ii) hereinabove shall not be deemed to be a failure to meet the condition precedent described in this Article, if such failure results from failure of the Purchaser to comply with its obligations under the foregoing paragraph.

         For the avoidance of doubt, it is understood and agreed that the delivery of the opinions described in this Article, prepared to satisfy the rules and regulations of the U.S. Securities and Exchange Commission (Regulation S-X) is an essential and determining condition of the Purchaser's agreements. However, the Parties' obligations under this Agreement, shall not be affected by the contents of the financial documents described in this Article or any adjustments which may be made in connection with PWC's review, as set forth in paragraph L of the Recitals hereto.

(g) If the Closing does not occur by December 28, 2001, at the latest for any reason other than one relating to the failure of the Purchaser to meet its obligations under this Agreement, the Purchaser may terminate this Agreement without there being any obligation by any Party to pay any indemnity to any other.

(h) In the event the Closing fails to take place by reason of the failure of the Sellers (on the one hand) or the Purchaser (on the other hand) to satisfy any of the obligations set forth in this Agreement between the date of this Agreement and the Closing Date (excluding the failure to close related to one of the conditions set forth in Article 3 of this Agreement), the non-defaulting Party may terminate this Agreement and shall be entitled to obtain from the defaulting Party, in addition to any other remedies to which it may be entitled by French courts, the immediate reimbursement of all reasonable costs and expenses (including fees of counsel and other advisors) incurred in connection with the negotiation, signature and performance of this Agreement. For the avoidance of doubt it is provided that the non-delivery by PWC of the opinions described in Articles 4(f)(i) to 4(f)(ii) hereinabove for reasons attributable to it shall not give rise to reimbursement of fees and expenses hereinabove provided.

(i) The Parties agree to co-operate with each other so that the formalities required to create a tax consolidation group consisting of the Companies and any French subsidiary of the Purchaser which may control the Company following the Closing shall be completed by December 31, 2001, so that a new tax consolidation group is in place by January 1, 2002.

5.       SELLERS' OTHER OBLIGATIONS

(a) As from the date of this Agreement and up to and including the Closing Date, the Sellers shall procure that the businesses of the Companies shall be carried on in the ordinary course and in a prudent and appropriate manner and consistent with the Companies' past practices. The Sellers shall comply with, and shall cause the Companies to comply with, the following commitments:

         (i) not to change the normal terms and conditions of payment of amounts which may be due to them and, especially, not to offer incentives to third parties (other than normal discounts offered to customers) for the purpose of accelerating collection of the Companies' accounts receivable;

         (ii) not to accept, with respect to accounts payable, payment terms and conditions which vary from those customarily offered, or postponing the payment of any accounts payable past the due date hereof;

         (iii) not to offer terms or discounts or take any other action which results in customers increasing their inventory levels of the Companies' products beyond what is customary with respect to such products;

         (iv) to comply with all applicable laws and regulations and, in particular, but without limiting to the generality of the foregoing, the requirements of all applicable employment laws relating to the subject matter of this Agreement;

         (v) without the prior written consent of the Purchaser, not amend their articles of association (STATUTS), undertake any merger, spin-off or other form of reorganisation, nor propose, declare or pay any dividend or grant any mortgage, pledge or security, or take any other step which may encumber or otherwise affect the free disposition of their respective assets;

         (vi) without the prior written consent of the Purchaser and except for cost-of-living increases or increases which are mandatory under applicable labor law or any relevant collective bargaining agreement, or any other applicable labor agreement, not to increase or undertake to increase the compensation payable or other benefits due to any employees or of any manager or officer (MANDATAIRE SOCIAL) (whether or not having employee status) of the Companies

                  (such as bonuses, profit sharing, pension or retirement benefits, or other similar benefits), nor hire or dismiss any senior corporate managers (CADRES SUPERIEURS) or executive employees (CADRES DIRIGEANTS), or increase the number of other employees or personnel (temporary, under contract with third-parties, or other);

         (vii) without the prior written consent of the Purchaser, not to enter into any contracts containing unusual or unduly onerous terms, or which are outside the normal course of business of the Companies;

         (viii)   not to terminate, or enter into, any business relationship ;

         (ix) not to undertake any capital or non-routine expenditure, save where such expenditure is essential to preserve the value of an asset of the Companies or their business; and

         (x) not to undertake or pursue any negotiation with a third-party concerning a potential sale of the Financiere Lafon Shares or the Orsymonde Shares, or any other acquisition of an interest in the Companies.

(b) Notwithstanding paragraph (a) hereinabove the Companies may undertake the transactions described hereinabove if

         (i) they are necessary in the normal course of their businesses, prudent and appropriate for their operations and consistent with past practices, so long as the Purchaser is given prior notice thereof; or

         (ii) they appear in SCHEDULE 5(B) of the Agreement, such Schedule to contain a list, among other things, of certain assets to be sold by the Sellers, or acquired by the Companies from the Sellers before the Closing Date, as well as the related sale price thereof. The transfer of title to such assets shall be for the price set forth in such SCHEDULE 5(B); or

         (iii) they are contemplated by this Agreement and/or the Representations and Warranties Agreement.

(c) Between the date of this Agreement and the Closing Date the Sellers shall lend assistance to the Purchaser, and use their best efforts, to make it possible for Cephalon Group's senior managers (CADRES SUPERIEURS) to meet with the Companies' senior managers, advisors, or statutory auditors for the purpose of preparing for the transition and facilitate management of the Companies after completion of the transaction contemplated by this Agreement.

(d) From the date of this Agreement until the Closing Date the Sellers agree to use their best efforts, in co-operation with the Purchaser, to obtain the consent of (i) other parties to contracts with Laboratoire L. Lafon, the list of which is set out in
         SCHEDULE 5(D)(I), to the transaction contemplated by this Agreement, and (ii) other parties which are parties to contracts with Laboratoire
         L. Lafon which are listed in SCHEDULE 5(D)(II) of the Agreement, to change the territories set forth in such agreements and exclude the territories listed in SCHEDULE 5(D)(II) hereof.

(e) The Purchaser has had a Phase I environmental audit performed by the firm Duke Engineering on the Company's sites located at Mitry Mory, Maisons Alfort, Savigny-Le-Temple, and Nevers, which has disclosed potential problems, listed in paragraph (f) hereinbelow, along with a description of the sites involved.

(f) From the date of this Agreement to the Closing Date the Sellers agree to continue to allow the environmental consulting firm chosen by the Purchasers, Duke Engineering, and any subcontractor it may use, to complete a Phase II environmental audit already begun and, if necessary, undertake detailed risk assessments for the risks relating to the following problems and facilities:

         - the problem of fuel contamination identified at the office facility located at 20 rue Charles Martigny in Maisons Alfort site;

         - the problem of potential contamination following a fire at the research center located at 19 rue du Professeur Cadiot in Maisons Alfort;

         - the problem of possible pollution related to the coffee business of the preceding users at the facility located at 5, avenue Charles Martigny in Maisons-Alfort. For such facility, the Phase II audit will not occur until the completion of an historical study of the site;

         -        the required removal of asbestos at the Mitry Mory facility;

         - the problem of possible contamination relating to the accidental methyl chloride spill and the storage of products hazardous to the environment and the past existence of PCB transformers at the Mitry Mory site, ZI of Mitry Compans, rue Gay Lussac.

         For this purpose, such consultants shall continue to have access to the documents and resources (electricity and water) they reasonably deem necessary to conduct their audit and to the above-described sites, after receiving agreement from the Companies involved, to undertake any sampling and analysis which they deem reasonably necessary.

(g) Promptly following the date of this Agreement and, in any event, prior to the Closing Date, the Purchaser will deliver one or more report(s) of its environmental consultants to the Sellers which will indicate:

         (i) the type of pollution and/or fuel contamination found in the soil, offices, or facilities of the office facility located at 20 rue Charles Martigny in Maisons Alfort; and

         (ii) the type of pollution and/or contamination related to the fire at the Maisons Alfort research center; and

         (iii) the type of pollution and/or contamination related to the coffee business of the preceding users at the facility located at 5, avenue Charles Martigny in Maisons-Alfort

         (iv) the type of pollution and/or contamination related to methyl chloride, to storage of products hazardous to the environment and/or the past existence of PCB transformers found in the soil, offices, or facilities at Mitry Mory; and

         (v) the type of pollution and/or contamination related to the presence of asbestos at the Mitry Mory facility and taking account of the contemplated asbestos removal; and

         (vi) if applicable, the solutions proposed to remediate such problems, with an estimate of the costs on a site-by-site basis (each report being hereinafter called an "Environmental Report").

         The Sellers shall have forty (40) days from the delivery of each Environmental Report to express in writing their objections with respect to such Environmental Report. The Sellers shall then be given access to the facilities to make any analysis and take any samples necessary and shall have access to any document used by the Purchaser's consultants during their audit. Should the Sellers send objections to the Purchaser, the Parties shall have thirty (30) days from receipt of such objections by the Purchaser to negotiate a solution.

         If they succeed, the Sellers agree to assume the cost, through a reduction of the Price, of the decontamination work involved, as determined by mutual agreement of the Parties, provided, however, that any amount assumed by the Sellers under this Article is understood to mean amounts excluding taxes (MONTANTS HORS TAXES), (i) net of the tax savings realized by the entity paying such costs to the extent such decontamination costs qualify as an accounting charge deductible from the taxable income of the Company involved, and (ii) exceeding any amount taken into consideration in the Closing Accounts (as defined in Article 6.1(a) hereinbelow) with respect to problems related to fuel and asbestos described in paragraphs (g)(i) and (v) hereinabove (hereinafter called the "Environmental Amount"). In the event the above-described costs should constitute depreciable fixed assets, the Parties agree to determine in good faith the amount of the tax saving realized in this respect.

         If they fail to agree, the Parties shall contact the office of the DIRECTION REGIONALE DE L'INDUSTRIE, DE LA RECHERCHE ET DE L'ENVIRONNEMENT (hereinafter called the "DRIRE" [French environmental protection agency] having jurisdiction and communicate to such authority and/or any expert expressly appointed by such authority the nature of the pollution problems found at the sites involved and request that it confirm the decontamination work required to be undertaken with respect thereto.

         If the DRIRE (or any expert appointed thereby) should refuse to take a position on the nature of the decontamination work required to be undertaken, such analysis shall be made by an expert appointed by the Presiding Judge of the [TRIBUNAL DE COMMERCE - Commercial Court] of Paris on the motion of the first of the Parties to act.

         The Sellers agree to assume the cost, through a reduction of the Price, of the decontamination work required by the DRIRE and/or any expert appointed on the terms and conditions hereinabove set forth, in the amount of the cost of such work as determined hereinabove on the basis of the estimate which will be prepared (at the Parties' request) by a decontamination firm chosen by the Parties, or recommended by the DRIRE, or, in the absence thereof, by such expert, applying the methodology nationally recognized in the area of managing contaminated soil and facilities. It is agreed that the cost of preparing such estimate shall be shared by the Parties in such a way that such costs borne by the Sellers are proportional to the relationship between (i) the disputed amounts identified by the Sellers in their Objections and finally confirmed by such firm or such expert and (ii) the total of the disputed amounts identified by the Sellers in their Objections. It is further understood that any amount borne by the Sellers, through a reduction of the price, under this Article shall be exclusive of taxes (HORS TAXES), net of the tax savings realized by the entity paying such costs to the extent such decontamination costs qualify as an accounting charge immediately deductible from the taxable income of the Company involved for the fiscal period in which it should be incurred. Likewise, should such costs constitute depreciable fixed assets, the Parties agree to determine in good faith the amount of the tax saving realized in this respect.

(h) Subject to completion of the Closing, each Seller commits itself not to develop, exercise, be associated with, involved in, or interested in any activities in the European Union relating to products in the same therapeutic categories as those currently manufactured or sold by the Companies, or which are under development as of the Closing Date, whether alone or in collaboration with others, for a period of five (5) years from the date of this Agreement. In addition, the Sellers hereby agree not to engage, directly or indirectly, in any business relationship with any of the current legal representatives or employees of the Companies for a period of five (5) years from the Closing Date, except for the persons listed in SCHEDULE 5(H) of this Agreement. It is understood and agreed, to the extent necessary that this non-competition provision shall not apply to passive investments in publicly traded companies the business of which could fall within the scope of this paragraph, undertaken through the purchase of shares in mutual investment funds (SICAV or OPCVM), or by third parties managing the Sellers' assets.

(i) According to the Sellers, Laboratoire L. Lafon has the right to use the names "Lafon", "L. Lafon" and "Louis Lafon" as a company name, trade name or, if applicable, as a trademark, in connection with all activities within their respective corporate purpose in perpetuity, with no payment other than those due to any governmental authority having jurisdiction under applicable company and/or, as the case may be, trademark law, or any advisor consulted in this connection. The Purchaser agrees not to use such names otherwise than as they are presently used in connection with the Companies' business activities.

(j) The Sellers agree to deliver the 2001 US GAAP Interim Accounts to PWC no later than December 10, 2001.

6.       FINANCIAL MATTERS

6.1      Shareholders' Equity on the Closing Date

(a) The Purchaser shall cause consolidated accounts (including a balance sheet, income statement, and notes to the consolidated accounts, including off-balance sheet items) of the Company to be prepared by the Company as of the Closing Date (hereinafter called the "Closing Accounts") as soon as possible after the Closing Date, using the same methods as those applied in the preparation of the 1998, 1999, and 2000 Consolidated Accounts (it being understood that the amounts included in reserves for amortization of goodwill, shall be taken into consideration in the amount shown for fiscal year 2000, I.E., thirteen million five hundred ninety-four francs (FRF 13,594,999)), such accounting methods to comply with the accounting principles issued in the NOUVEAU PLAN COMPTABLE FRANCAIS and consistent with the recommendations of the ORDRE DES EXPERTS COMPTABLES FRANCAIS and the CONSEIL NATIONAL DE LA COMPTABILITE.

         The Purchaser has already decided to appoint PWC, to which it will deliver the Closing Accounts upon completion thereof, to audit the Closing Accounts. PWC shall submit the conclusions of its audit in a report (hereinafter called the "First PWC Report"), which will be delivered by the Purchaser to the Sellers, with the Closing Accounts, no later than ninety (90) days from the Closing Date. It is understood and agreed that PWC's fees and expenses shall be borne exclusively by the Purchaser.

         The Sellers shall have forty (40) days from the date on which the Closing Accounts and the First PWC Report are delivered to them to set forth in writing any objections, in a statement of objections (hereinafter called the "Objections Notice"), to the contents of such Closing Accounts and First PWC Report and, especially, the substance and amount of the shareholders' equity (including minority interests) set forth in the Closing Accounts (hereinafter called the "Closing Shareholders' Equity"), provided, however, that the Purchaser shall cause the accountants who prepared the Closing Accounts and PWC to co-operate with the Sellers and their respective advisors in connection with the procedure set forth in this Article and, especially, to disclose the documents prepared for the purpose of preparing the Closing Accounts.

(b) Should the Sellers send the Purchaser an Objection Notice, the Parties shall have thirty (30) days from receipt of the Objection Notice by the Purchaser to negotiate a resolution of their disagreement.

         In the event of failure, the points in dispute shall be submitted to the firm of Deloitte & Touche or, if such firm is unable to accept such assignment, to the firm of Mazars et Guerard (hereinafter called the "Firm"), at the behest of either Party. The Firm shall have forty (40) days from the time it is contacted by the Party acting first to determine the contents of the Closing Accounts and, especially, to determine the amount of the Closing Shareholders' Equity and the Price Reduction (as such terms are hereinabove defined), if any.

         The Firm's conclusions, which shall only deal with the points as to which the Sellers and Purchaser have not reached agreement, shall be final and binding on the Parties, except in the case of manifest technical error.

         The Firm's fees and expenses shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, so that the portion of such fees and expenses borne by the Sellers shall be proportional to the relationship between (i) the disputed amounts identified by the Sellers in the Objection Notice and finally determined by the Firm and
         (ii) the total of the disputed amounts identified in the Objection Notice by the Sellers. Such division shall be made by the Firm, whose determination shall be final and binding on the parties, except in the case of manifest technical error.

(c) Should the Closing Shareholders' Equity be less than shareholders' equity (including minority interests and other items of shareholders' equity) as of December 31, 2000, as set forth in the 1998, 1999, and 2000 Consolidated Accounts, I.E., four hundred seventy-nine million fifty-eight thousand French Francs (FRF 479,058,000) (i) increased by the Company's consolidated net income for the fiscal year 2001 (of a guaranteed minimum of ninety-one million four hundred six thousand French Francs (FRF 91,406,000)) taking into consideration the Purchaser's agreement to order eight (8) tons of the active ingredient of Modafinil during the period between January 1, 2000, and the Closing Date, and (ii) reduced by dividends paid by the Company and Orsymonde to their shareholders who are individuals during the 2001 fiscal year (of an amount of seventy-two million French Francs (FRF 72,000,000)), the Parties agree to reduce the Price in the amount of such difference (hereinafter called the "Price Reduction").

(d) The Price Reduction shall be paid by the Sellers to the Purchaser no later than eight (8) business days from (i) the date on which the Parties reach agreement on the amount of the Price Reduction, or (ii) in the event of disagreement, the date of receipt by the Sellers of the Firm's determination.

         For purposes of effecting payment, the amount of the Price Reduction shall be converted into U.S. dollars on the basis of the five-day average of the mid-range rates published in the "U.S. Currency Trading, Dollar Exchange Rates" table of the European editions of THE WALL STREET JOURNAL preceding the Closing Date.

6.2      Cash-Flow, Borrowings, and Financial Obligations as of September 30,
         2001

(a) On the Closing Date the 2001 Interim Accounts shall be available to the Purchaser, which it may review and correct. The Purchaser has already appointed PWC, to which it will deliver the 2001 Interim Accounts, to audit such 2001 Interim Accounts. The 2001 Interim Accounts, following review and correction, if any, by PWC, shall be hereinafter called the "Corrected 2001 Interim Accounts". PWC shall submit the conclusions of its assignment in a report (hereinafter called the "Second PWC Report"), which shall be delivered by the Purchaser to the Sellers, with the Corrected 2001 Interim Accounts, no later than ninety (90) days from the Closing Date. It is understood and agreed that PWC's fees and expenses shall be borne exclusively by the Purchaser.

         The Sellers shall have forty (40) days from the date on which the Corrected 2001 Interim Accounts and the Second PWC Report are delivered to them to set forth in writing any objections, in a statement of objections (hereinafter called the "Objections"), to the contents of such Corrected 2001 Interim Accounts and Second PWC Report and, especially (i) the substance and amount of the Cash-Flow (I.E., the amount of Cash Flow and Investment Securities set forth in the Corrected 2001 Interim Accounts), as set forth in the Corrected 2001 Interim Accounts (hereinafter called the "Interim Cash-Flow"), and/or
         (ii) the substance and amount of the borrowings from, and obligations to, lending institutions and miscellaneous borrowings and financial obligations, as set forth in the Corrected 2001 Interim Accounts (hereinafter called "Interim Financial Obligations").

(b) Should the Sellers send Objections to the Purchaser, the Parties shall have thirty (30) days from receipt of the Objections by the Purchaser to negotiate a resolution of their disagreement.

         In the event of failure, the points in dispute shall be submitted to the Firm at the behest of either Party. The Firm shall have forty (40) days from the time it is contacted by the Party acting first to determine the contents of the 2001 Interim Accounts and, especially, to determine the amount of (i) the Interim Cash Flow and/or the Interim Financial Obligations and (ii) the Difference in Cash-Flow and/or the Difference in Obligations and the Price Differential (as such terms are hereinbelow defined), if any.

         The Firm's conclusions, which shall only deal with the points as to which the Sellers and Purchaser have not reached agreement, shall be final and binding on the Parties, except in the case of manifest technical error.

         The Firm's fees and expenses shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, so that the portion of such fees and expenses borne by the Sellers shall be proportional to the relationship between (i) the disputed amounts identified by the Sellers in the Objections and finally determined by the Firm and (ii) the total of the disputed amounts identified in the Objections by the Sellers. Such division shall be made by the Firm, whose determination shall be final and binding on the parties, except in the case of manifest technical error.

(c)      Should:

         (i) the Interim Cash-Flow be less than seventy-five million four hundred sixty-four thousand francs (FRF 75,464,000), the Parties agree to reduce the Price by the amount of such difference (hereinafter called the "Cash-Flow Difference"); and/or

         (ii) the Interim Financial Obligations be greater than sixty-two million eight hundred ninety-two thousand francs (FRF 62,892,000), the Parties agree to reduce the Price by the amount of such difference (hereinafter called the "Difference in Obligations").

         The amount of the Cash-Flow Difference and the Difference in Obligations shall hereinafter be called the "Price Differential".

(d) The Price Differential shall be paid by the Sellers to the Purchaser no later than eight (8) business days from (i) the date on which the Parties reach agreement on the amount of the Price Differential, or
         (ii) in the event of disagreement, the date of receipt by the Sellers of the Firm's determination.

         For purposes of effecting payment, the amount of the Price Differential shall be converted into U.S. dollars on the basis of the mid-range exchange rates published in the "US Currency Trading Dollar Exchange Rates" table of the European editions of THE WALL STREET JOURNAL preceding the Closing Date.

6.3      For the avoidance of doubt, it is understood and agreed that:

(a) Any new accounting entry (such as the creation or increase of a reserve) related to a risk disclosed as an Exception shall be eliminated for purposes of preparing the Closing Accounts (subject to the Environmental Amount, which will not be eliminated);

(b) any fees paid by the Companies for preparation of the Interim Accounts shall also be eliminated for purposes of preparing the Closing Accounts; and

(c) an event or fact giving rise to a Price Reduction cannot give rise to a Price Differential and VICE VERSA.

7.       ASSIGNMENT - SUBSTITUTION

(a) This Agreement is personal to the Parties and may not be assigned by any of them save that the Purchaser may assign its rights under this Agreement to an Associated Company, as long as such assignment covers all of this Agreement and the Shares, and the Purchaser remains jointly liable for the Associated Company's performance of its obligations under this Agreement. For purposes of this Article 7 the term "Associated Company" shall mean any company which, directly or indirectly, controls or is controlled by or is under the control with the Purchaser, and the term "control" shall mean the ability to exercise, or to procure the exercise, directly or indirectly, of at least fifty per cent (50 %) of the voting rights of a company.

(b) In the event of the death or permanent mental incapacity of one or more of the Sellers, this Agreement shall be binding on his/her/their heirs and successors or, as the case may be, legal guardian or trustee.

(c) The Purchaser may, prior to the Closing Date, substitute for itself an Associated Company, provided that it give notice to the Sellers thereof not less than eight (8) days prior to the Closing. Such substitution shall automatically cause the substitution of the Associated Company to the terms and conditions of the Representations and Warranties Agreement and the Escrow Agreement.

8.       EXPENSES

         Except as otherwise expressly provided in this Agreement and/or the Representations and Warranties Agreement, each of the parties shall bear all the costs and expenses incurred by it in connection with this Agreement and its negotiation, signature and performance, including, but not limited to, the fees and disbursements of any professional advisor, attorney, accountant or any other person whose services may have been used by the said Party in relation hereto.

9.       CONFIDENTIALITY

(a) Subject to the provisions of this Agreement, the Sellers and the Purchaser undertake to hold in confidence and not to disclose to third parties (except to their professional advisors and, in the case of the Purchaser, to any of its Associated Companies and, in the case of the Sellers, the managers and advisors of the Companies), without the prior written consent of the other Party, the terms and conditions of the transactions contemplated hereby.

(b) All announcements or communications with governmental or administrative bodies, employee representatives or others, by or on behalf of the Parties, or on their behalf, relating to the transactions contemplated hereby, shall be made on terms agreed by the Parties, save that (i) the Purchaser shall be entitled to make such announcement as is required to comply with the regulations of any securities exchange on which the shares of the Purchaser or any Associated Company of the Purchaser may be traded and that (ii) the Sellers shall have the right to make statements and announcements required to the employee representation bodies of the Companies or French governmental or administrative bodies, after taking into consideration the reasonable comments of the other Party.


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(c)      If, for any reason, the transactions contemplated hereby are not completed, the obligations of the Parties pursuant to this Article 9 will remain in force and effect for five (5) years from the date of this Agreement.

(d) It is understood and agreed that, for the sake of good order, this confidentiality obligation shall not apply to the rights of the Parties to make disclosure of, or use, the contents of this Agreement to defend, or establish, their rights in connection with a legal proceeding, including, but not limited to, any proceeding before an administrative court or agency, or arbitration panel.

10.      NOTICES

(a) Any notice hereunder shall be validly given, if sent by registered letter (with return receipt requested), by express delivery service with return receipt requested, or by personal delivery against handwritten receipt of such notice to the following addresses, or to such other address as may have been communicated by either of the Parties to the other at least five (5) business days prior to such notice:

                                    for notices to the Sellers:

                                    Mr. Francois Lafon
                                    c/o Maitre Joel Chevreau
                                    Bureau d'Etudes Juridiques Peyre
                                    174, rue de l'Universite
                                    75007 Paris

                                    for notices to the Purchaser:

                                    Cephalon Inc.
                                    145 Brandywine Parkway
                                    West Chester, Pennsylvania 19380
                                    United States
                                    to the attention of its General Counsel

                                    with a copy to:

                                    Dechert
                                    55, avenue Kleber
                                    75116 Paris
                                    To the attention of Jonathan Schur

         Notices shall be deemed received by the Party involved (i) three (3) days after the first attempt to deliver the registered letter with return receipt requested, or express delivery


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         service and (ii) the day of handwritten acknowledgement of receipt in the event of personal delivery.

(b) The Sellers irrevocably confer on Mr. Francois Lafon, who accepts, the authority to accept notices on behalf of all of them. Any notice given to Mr. Francois Lafon as provided in paragraph (a) hereinabove shall be deemed to be valid notice to all the Sellers.

11.      GOVERNING LAW AND JURISDICTION

(a) This Agreement shall be governed by and construed in accordance with French law.

(b) Any dispute arising in relation to this Agreement, its interpretation or performance (including, without limitation, its validity, performance or interpretation) shall be submitted to the Commercial Court (TRIBUNAL DE COMMERCE) of Paris, including any demands for provisional or emergency remedies.

12.      WAIVERS

         The failure by any party hereto promptly to avail itself, in whole or in part, of any right, power or privilege to which such party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege, which may be exercised at any time. To be valid, waiver by any party hereto of any such right, power or privilege must be in writing and notified to the other Parties as provided herein.

13.      HEADINGS

         The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended in any way to define, limit, or describe the scope or intent of the Articles which they precede.

14.      ENTIRE AGREEMENT

         (a) This Agreement constitutes the entire the agreement among the Parties with regard to the subject matter hereof and supersedes and replaces any previous agreement or agreements whether oral or written with regard thereto.

         (b) Each of the Schedules forms an integral part of this Agreement.

SIGNED in Paris by the parties on the day and year first above written.


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CEPHALON , INC.


/s/ FRANK BALDINO, JR.
-------------------------------------------
By:      Frank Baldino, Jr., Ph.D.
Title:   Chairman & Chief Executive Officer


Mr.Francois Lafon


/s/ FRANCOIS LAFON
-------------------------------------------

Ms. Andree Carpentier, widow (VEUVE) of Mr. Louis Lafon


/s/  ANDREE CARPENTIER
-------------------------------------------


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